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                                 EXHIBIT 21.1
                        SUBSIDIARIES OF THE REGISTRANT


Ventana Medical Systems, S.A.

Ventana Medical Systems GmbH

Ventana Medical Systems Japan K.K.

Ventana Medical Systems, Pty. Ltd.

BioTek Solutions, Inc.

BioTechnology Tools, Inc.